United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: November 14, 2005
(Date of earliest event reported)
EMAK Worldwide, Inc.
(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)
6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)
(323) 932-4300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective November 14, 2005, EMAK Worldwide, Inc. (the “Company”) engaged Jim Holbrook as its Chief Executive Officer pursuant to an employment agreement expiring December 31, 2010 (the “Employment Agreement”). Mr. Holbrook was also appointed to the Company’s Board of Directors.
The Employment Agreement provides for a base salary level of $500,000, with minimum annual cost of living increases commencing in 2007. Mr. Holbrook received a signing/retention bonus consisting of (i) $75,000 in cash, and (ii) restricted stock units (RSUs) with a grant date value of $225,000 (based upon average closing price for 30 preceding days). The RSUs vest over 24 months at the rate of 1/24th per month and are subject to the terms of the Company’s stock plan.
After the end of each fiscal year that is included within the employment term (not including 2005), Mr. Holbrook is eligible to receive an Annual Incentive Bonus consisting of an Annual EBITDA Bonus and a Strategic Performance Bonus. The Annual EBITDA Bonus is based upon an annual Earnings Target approved by the Board of Directors. The Annual EBITDA Bonus shall be 25% of the Base Salary for the applicable year if the Company’s EBITDA is equal to 100% of the Earnings Target. The Annual EBITDA Bonus shall be 50% of the Base Salary for the applicable year if the Company’s EBITDA equals or exceeds 150% of the Earnings Target. If the EBITDA is between 100% and 150% of the Earnings Target, the Annual EBITDA Bonus shall be prorated between 25% and 50% of the Base Salary. If the EBITDA is between 80% and 100% of the Earnings Target, the Annual EBITDA Bonus shall be prorated between 0% and 25% of the Base Salary. Mr. Holbrook shall not receive such Annual EBITDA Bonus if the EBITDA is less than 80% of the Earnings Target. Subject to the discretion of the Board of Directors, the Company may also pay Mr. Holbrook an annual Strategic Performance Bonus, after taking into account the Company’s long-term prospects and position and the accomplishment of strategic goals as devised by mutual agreement of the Board of Directors and Mr. Holbrook. Such annual Strategic Performance Bonus shall be targeted at 25% of Base Salary for achievement of strategic goals and may be increased up to 50% of the Base Salary for extraordinary performance.
Mr. Holbrook is also eligible to receive a Cumulative EBITDA Bonus based upon the EBITDA performance of the Company over the Performance Period commencing January 1, 2006 and ending December 31, 2010. The Cumulative EBITDA Bonus will be based upon the Company exceeding the Minimum EBITDA Threshold established for the fiscal years during the Performance Period. At the end of each fiscal year, the cumulative EBITDA of the Company since the commencement of the Performance Period will be measured and if the cumulative EBITDA exceeds the cumulative Minimum EBITDA Thresholds, Mr. Holbrook will be entitled to a Cumulative EBITDA Bonus payment equal to 8% of such excess EBITDA, less the amount of any Cumulative EBITDA Bonus paid in prior years. Cumulative EBITDA Bonus payments will be subject to a maximum over the Performance Period of 200% of the cumulative Base Salary less the cumulative Annual Incentive Bonus paid or payable.
In addition, Mr. Holbrook was granted 500,000 options under Company stock plans, vesting annually over 4 years with exercise prices of $7.18 (the November 14, 2005 closing price), $10.00, $12.50 and $15.00 per share (125,000 options at each exercise price). Equal portions of each exercise price level vest each year.
Under the Employment Agreement, Mr. Holbrook is also entitled to certain severance benefits if he is terminated without cause or resigns for good reason.
The foregoing description is qualified in its entirety by reference to the Employment Agreement which is filed as an exhibit to this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Effective November 14, 2005, the Company engaged Mr. Holbrook as its Chief Executive Officer pursuant to the Employment Agreement (which is summarized in Item 1.01 above and attached as exhibit 10.1 to this report) and elected Mr. Holbrook to the Company’s Board of Directors. Mr. Holbrook is 46 years of age. Mr. Holbrook has not previously held any positions with the Company and is not a party to any arrangement or understanding pursuant to which he was or is to be selected as an officer or director.
As of the date of this report, the Board had not yet determined on which committees, if any, Mr. Holbrook will serve.
Prior to joining the Company, Mr. Holbrook was President and CEO for a portfolio of agencies at the Interpublic Group, one of the world’s largest advertising and marketing holding companies. From 1996 to 2004, Mr. Holbrook was CEO and part-owner of Zipatoni, a marketing agency, which he later sold to Interpublic in 2001. From 1984 to 1996 he held various sales and marketing posts with Ralston Purina Co. Mr. Holbrook has a master of business administration from Washington University and a bachelor of science in economics and philosophy from Vanderbilt University.
There is no family relationship between Mr. Holbrook and any of the other directors or executive officers of the Company.
Since the beginning of the fiscal year, there has not been any transaction and no there is no currently proposed transaction, or series of similar transactions, involving Mr. Holbrook, or deemed to involve Mr. Holbrook, of the type described in Item 404(a) of SEC Regulation S-K.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between Jim Holbrook and EMAK Worldwide, Inc. effective November 14, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.
Date: November 15, 2005	By:	/s/ TERESA L. TORMEY
Teresa L. Tormey,
Executive Vice President, General Counsel and Secretary

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